2016
RESTRICTED SURPLUS UNIT AGREEMENT

This Restricted SURPLUS Unit Agreement (the “Agreement”), dated as of ________, 2016 (the “Grant Date”), by and between FBL Financial Group, Inc., an Iowa corporation (the “Company”) and ___________ (the “Participant”) is entered into as follows:

WHEREAS, the Company has established the FBL Financial Group, Inc. Cash-Based Restricted Surplus Unit Plan (the “Plan”);

WHEREAS, pursuant to the Plan, the Stock Subcommittee of the Management Development and Compensation Committee of the Board of Directors of the Company (the “Subcommittee”), has the authority to award restricted surplus units (“Units”) to certain Participants of the Company;

WHEREAS, the Subcommittee has determined that the Participant should be awarded Units;

NOW, THEREFORE, the Company and the Participant agree as follows:

1.Grant of Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby credits to a separate account maintained on the books of the Company (the “Participant Account”), ____ Units. On any Vesting Date (as hereinafter defined), the value of each vested Unit shall be calculated as follows (the “Value”):
Value = Notional Value (1 + y/100)z
Where:
“Notional Value” = $100;
“y” = average annual percentage change in surplus of Farm Bureau Property & Casualty Insurance Company as of December 31 for the three calendar years preceding the first Vesting Date following the Grant Date; and
“z” = the whole number between one and five, inclusive, that equals the number of Vesting Dates that have occurred since the Grant Date, including the Vesting Date on which the Value is being calculated.
The calculation in the annual change of surplus for Farm Bureau Property & Casualty Insurance Company (“FBP&C”) shall, to the extent practical, disregard changes to the statutory accounting standards applicable to FBP&C since the Grant Date for any years the value of the Grant(s) is materially affected by such changes. The Subcommittee shall retain sole discretion in determining whether statutory accounting changes shall be disregarded for any Grant on a Vesting Date, unless such Grant contains performance requirements pursuant to IRS Code §162(m), in which case the statutory accounting changes shall be disregarded.
2.Vesting Schedule.

2.1    Generally. The interest of the Participant in the Units shall vest upon the satisfaction of the performance goals (the “Performance Goals”) and the period of service (the “Service Goals”) as set forth on Exhibit 2 attached to this Agreement, and incorporated herein by this reference.

2.2    Accelerated Vesting. If Participant’s employment with the Company is terminated before the Vesting Date (as described in Exhibit 2) by reason of death or Disability [as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended or restated from time to time (the “Code”)], the interests of the Participant in the Units shall vest as to a prorata portion of the Units. The prorata portion shall be measured by months elapsed from the date of this Agreement to the date of death or date of Disability, as compared to the number of months from the date of this Agreement to the Vesting Date for each 20% portion of the Units. The proration provided for under this paragraph shall only apply in the event the Performance Goals as set forth on Exhibit 2 are met.

3.    Forfeiture. If the Participant’s employment with the Company is involuntarily terminated by the Company or voluntarily terminated by the Participant, the balance of the Units subject to this Agreement that have not vested at the time of the Participant’s termination of employment shall be forfeited by the Participant.

4.     Form and Timing of Payment. As soon as reasonably practical after each Vesting Date and in no case later than the end of the Participant’s tax year in which such Vesting Date occurred, the Company shall pay cash or cash equivalents to the Participant in an amount equal to the Value of the Participant’s Units that vested on such Vesting Date; provided, however the Company may further defer a payment to the extent allowed under Section 1.409A-2(b)(7) of the Treasury Regulations; and the Company may accelerate a payment to the extent allowed under Section 1.409A-3(j)(4) of the Treasury Regulations.

5.    Taxes. The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this grant of Units, the vesting or payment thereof. The Participant acknowledges that the Company may have the obligation to withhold taxes from the amounts paid to the Participant hereunder or otherwise and agrees that the Company may do so as it, in its sole discretion, determines is necessary to comply with its tax withholding obligations.

6.    Statutory Compliance.

6.1    Section 409A. This Agreement and the Plan shall, to the extent possible, be interpreted and operated in a manner to avoid the application of Section 409A(a)(1) of the Code. Notwithstanding anything in this Agreement or the Plan to the contrary, the Subcommittee shall be authorized to take any unilateral action, including the amendment of this Agreement and the Plan, that it deems necessary or desirable to avoid the application of or noncompliance with Section 409A of the Code; provided, however, that neither the Company, the Subcommittee or any other officer, employee or agent shall have any liability to a Participant with respect to any amount paid or payable by the Participant by reason of the application or violation of Section 409A of the Code.

6.2    Section 162(m). The terms of this Agreement and the Plan shall, to the extent possible, be interpreted and operated in a manner that results in the amounts paid hereunder to be designated as “Performance Based Compensation” under Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder (“Performance Based Compensation”). Without limiting the foregoing, no amount shall be paid hereunder unless and until: (i) the Performance Goals have been determined by the Subcommittee in accordance with Section 162(m)(4)(C)(i) of the Code, (ii) the material terms of the Performance Goals have been approved by the Company’s shareholders in accordance with Section 162(m)(4)(C)(ii) of the Code, and (iii) except as may otherwise be allowed by Section 2.2, the Subcommittee has, in fact, certified the Performance Goals have been satisfied in accordance with Section 162(m)(4)(C)(iii). Any discretion that the Subcommittee has that is inconsistent with the foregoing shall be null and void. Notwithstanding anything in this Agreement or the plan to the contrary, the Subcommittee shall be authorized to take any unilateral action, including the amendment of this Agreement and the Plan, that it reasonably deems necessary or desirable to cause any amount payable hereunder to qualify as Performance Based Compensation.

7.    Miscellaneous.

7.1    Restrictions on Transfer. The Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.
7.2    Unfunded, Unsecured Promise. All amounts credited to the Participant’s Account under this Agreement shall for all purposes be a part of the general assets of the Company. The Participant’s interest in his or her Participant Account shall only be that of a general, unsecured creditor of the Company.
7.3    Change in Capitalization. The Participant acknowledges that the Subcommittee may in accordance with the Plan, make certain adjustments to the Participant’s rights hereunder in connection with a Change of Capitalization, as that term is defined in the Plan.
7.4    No Employment Rights. The Participant acknowledges and agrees that nothing contained in this Agreement or the Plan shall be construed or deemed under any circumstance to bind the Company to employ the Participant for any particular period of time.
7.5    Clawback. The Participant acknowledges receipt of a copy of the Company’s Impact of Restatement of Financial Statements Upon Awards Policy (the “Clawback Policy”) adopted by the Management Development and Compensation Committee, attached as Exhibit 1 hereto, and agrees that his/her rights hereunder are subject to the terms and conditions of the Clawback Policy, including future amendments thereto.
7.6    Further Actions. The Participant and the Company each agree to execute such further instruments and to take such action as may reasonably be necessary to carry out intent of this Agreement.
7.7    Plan. The Company’s grant of Units pursuant to this Agreement is subject to the terms and conditions of the Plan. The Participant acknowledges receipt and review of the Plan.
7.8    Merger. This Agreement constitutes the final agreement between the Participant and the Company with respect to the subject matter hereof. No other agreements, representations or understandings, whether oral or written, and whether express or implied, which are not set forth in this Agreement or the Plan have been made or entered into by either party with respect to the subject matter herein.
    7.9    Amendments. Except as otherwise provided herein or in the Plan, this Agreement may be amended only by a written agreement that identifies itself as an amendment to this Agreement and that is signed by the Participant and the Company.
7.10    Waiver. Except as otherwise provided herein or in the Plan, this Agreement may only be waived by a writing that is signed by the Participant and the Company. A waiver made in accordance with this Section is effective only in that instance and only for the specific purpose stated in such written waiver.
7.11    Choice of Law and Venue. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Iowa, without regard to its choice of law provisions. This Agreement shall be enforced in any federal or state court sitting in Polk County, Iowa and each party to this Agreement hereby consents to the jurisdiction and venue of such court and waives any and all arguments that it may have relating to such matters. If any party commences any action arising directly or indirectly from this Agreement in another jurisdiction or venue, the other party to this Agreement may transfer the case to the above-described jurisdiction and venue or, if such transfer cannot be accomplished, to have such case dismissed without prejudice.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement, which shall be effective as of the Grant Date.

FBL FINANCIAL GROUP, INC. By: Its:

Participant: By:

EXHIBIT 1

CLAWBACK POLICY

Policy: Impact of Restatement of Financial Statements Upon Awards.

If any of the financial statements of FBL Financial Group, Inc. (the “Company”) or Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) are restated because of errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of awards of bonuses, and grants of options, restricted stock, restricted stock units and restricted surplus units (together, “awards”) with respect to any fiscal year of the Company or FBPCIC the financial results of which are negatively affected by such restatement. Recoveries may be made from all officers in the Section 16 reporting group regardless of fault, and from any other persons whom the Committee believes were involved in misconduct causing the required restatement (together, “Participants”). Misconduct involves more than mere negligent job performance. The amount to be recovered from the Participant shall be the amount by which awards exceeded the amount that would have been payable to the Participant had the awards been determined based on the restatement, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing. Provisions reflecting this policy shall be placed in all award grant instruments delivered to Participants.

EXHIBIT 2 TO 2016 RESTRICTED SURPLUS UNIT AGREEMENT BETWEEN FBL FINANCIAL GROUP, INC. AND PARTICIPANT
Restricted Surplus Units. Participant hereby accepts the award of Restricted Surplus Units when issued and agrees with respect thereto that the award will vest only to the extent of the Units earned by meeting Performance Goals, and then only to the extent Service Goals are satisfied, as follows:

A.    PERFORMANCE GOALS.

(i)    Certification Date:

The “Certification Date” of the Units is the date the Subcommittee certifies the extent to which the performance goals after one year of performance have been attained, which certification shall be no later than March 1, 2017.

(ii)    Restricted Surplus Unit Direct Written Premium (RSUDWP):

RSUDWP means the Farm Bureau Property & Casualty Companies fire and casualty direct written premium (excluding MPCI and Crop Hail) for the year ended December 31, 2016.

(iii)    Performance Goals:

Performance parameters of the Restricted Surplus Unit award are:

RSUDWP goal:    $ 1,017,486,750

(iv)    Percentage of Number of Restricted Surplus Units Available to Vest Pursuant to     RSUDWP Goals:

If RSUDWP equals or exceeds the RSUDWP goal:            100%

If RSUDWP is less than the RSUDWP goal:                 0%

B.    SERVICE GOALS

(i)    Each date on which one or more of the Participant’s Units vests shall be deemed a     “Vesting Date”.

(ii)
The Units certified as earned pursuant to the Performance Goals shall vest, subject to Section 2.2 of the Agreement, in an amount equal to 20% of the Units earned, on the close of business on February 1 of the year after the Grant Date, and on February 1 of each subsequent year for four years thereafter (“Vesting Date”), subject to Participant continuing employment with the Company through each such date (“Service Goal”). To the extent certification of attainment of the Performance Goals is not accomplished by the first Vesting Date, the vesting of the first 20% of the Units shall be delayed until after the certification date for that year only.